Exhibit 10.216

STOCK PURCHASE AGREEMENT

AGREEMENT made this 4th day of May, 2004, by and among Lippert Components, Inc., a Delaware corporation ( “Buyer”) and the persons listed on the Schedule of Shareholders annexed hereto as Schedule “1” (referred to individually as a “Shareholder” and collectively as the “Shareholders”).

W I T N E S S E T H

WHEREAS, the Shareholders own an aggregate of 3,058.557383 shares (the “Shares”) of the issued and outstanding common stock of Zieman Manufacturing Company, a California corporation (the “Company”) representing all the issued and outstanding shares of capital stock of the Company; and

WHEREAS, the Shareholders are desirous of selling the Shares to Buyer, and Buyer is desirous of purchasing the Shares from the Shareholders, upon the terms and conditions set forth herein,

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

1.	PURCHASE AND SALE – PAYMENT – ADJUSTMENT – TAX TREATMENT

1.1        Buyer hereby purchases the Shares from the Shareholders, and the Shareholders hereby sell, assign and transfer the Shares to Buyer, for an aggregate purchase price equal to the sum of (i) Nineteen Million Five Hundred Thousand ($19,500,000) Dollars, plus (ii) an amount equal to the excess (the “Excess Tax”) of (x) the aggregate Federal and state income taxes due from the Shareholders, on a fully grossed-up basis, resulting from the election to treat the transaction as an asset sale under Internal Revenue Code Section 338(h)(10) over (y) the aggregate taxes that would have been due from the Shareholders if the election under Section 338(h)(10) had not been made (the “Purchase Price”).

1.2	The Purchase Price will be payable as follows:

1.2.1         an aggregate of $19,310,000 (which includes $510,000 in partial payment of the Excess Tax required pursuant to Section 1.1(ii)) by wire transfers on the date hereof in immediately available funds to accounts designated by each of the Shareholders, each wire in the percentage amount (each a “Shareholder Percentage Interest”) set forth under the heading “Shareholder Percentage Interest” on Schedule 1 annexed hereto; plus

1.2.2         by wire transfer on the date hereof in immediately available funds in the amount of $490,000 (the “Tax Fund Deposit”) to the order of the Escrow Agent (as defined in the Escrow Agreement), which shall be held in accordance with the Escrow Agreement by and among the Shareholders, Buyer and the Escrow Agent dated the date hereof (the “Escrow Agreement”); plus

Exhibit 10.216

1.2.3          by wire transfer on the date hereof in immediately available funds in the amount of $200,000 (the “Interim Fund Deposit”) to the order of the Escrow Agent, which shall be held in accordance with the Escrow Agreement; plus

1.2.4          by wire transfer on the date hereof in immediately available funds in the amount of $500,000 (the “Second Fund Deposit”) to the order of the Escrow Agent, which shall be held in accordance with the Escrow Agreement.

1.3              Prior to the date hereof, the Shareholders have furnished to Buyer interim financial statements of the Company (the “Interim Financial Statements”) that fairly and accurately reflect the financial condition of the Company as at the close of business on March 31, 2004 and the results of operations of the Company for the period from January 1, 2004 to March 31, 2004 (the “Interim Period”). The Interim Financial Statements were prepared in accordance with a comprehensive method of accounting applied on a basis consistent with prior years.

1.4              By May 31, 2004, Buyer will furnish to the Shareholders a financial statement (the “Closing Financial Statement”) of the Company as of April 30, 2004 that will fairly and accurately reflect the financial condition of the Company as of the close of business on April 30, 2004 and the results of operations of the Company for the period from April 1, 2004 through April 30, 2004 (the “Closing Period”). The Closing Financial Statement will be prepared in accordance with a comprehensive method of accounting applied on a basis consistent with prior years, except that the Closing Financial Statement (i) will not include any non-recurring items arising not in the ordinary course of business of the Company, which items, if any, are the subject of a separate agreement between Buyer and the Shareholders entered into on the date hereof, (ii) will not include any charges for expenses attributable to Buyer or its affiliated companies, and (iii) will contain adjustments to eliminate the impact of the change of ownership of the Company or changes in the Company’s operations made by Buyer subsequent to the Closing Date which adversely affect the Company’s results of operations during the Closing Period.

1.5              Within 10 days after delivery of the Closing Financial Statement, Buyer and the Shareholders will calculate the Closing Net Worth of the Company which shall be the sum of (i) the net worth of the Company as reflected on the Interim Financial Statements (“Interim Net Worth”) plus (ii) the Allocated Amount. For purposes hereof, the term “Allocated Amount” shall mean (A) (x) the net income of the Company for the entire Closing Period as reflected on the Closing Financial Statement, divided by (y) the number of business days in the Closing Period, multiplied by (B) the number of business days from April 1, 2004 to and including the Closing Date. The Closing Net Worth can be expressed as the following formula:

Closing Net Worth	=	Interim Net Worth	+	Net Income for Closing Period Number of business days in Closing Period	X	Number of business days from April 1, 2004 to and including the Closing Date

Exhibit 10.216

1.6              If the Closing Net Worth was equal to or exceeded the net worth of the Company at December 31, 2003, as reflected on the audited Financial Statements delivered pursuant to Section 2.6 hereof (the “2003 Net Worth”), the Shareholders will be entitled to receive the sum of (i) $200,000 representing the entire Interim Fund Deposit, plus (ii) an aggregate amount equal to the amount, if any, by which the Closing Net Worth exceeded the 2003 Net Worth.

1.7              If the 2003 Net Worth exceeded the Closing Net Worth, Buyer will be entitled to receive an amount equal to the amount by which the 2003 Net Worth exceeded the Closing Net Worth.

1.8              Within 5 days after determination of the Closing Net Worth, payments will be made as required pursuant to Sections 1.6 and 1.7, (i) if to the Shareholders, first from the Interim Fund Deposit by the Escrow Agent and the balance, if any, by Buyer, each in accordance with the Shareholder Percentage Interests, or (ii) if to Buyer, first from the Interim Fund Deposit by the Escrow Agent, and the balance, if any, by the Shareholders, in full to the order of Buyer to the account designated by Buyer. The balance, if any, remaining of the Interim Fund Deposit after the required payments will be paid to the Shareholders.

1.9              As soon as practicable, but not later than 150 days after the Closing Date, the Shareholders will furnish to Buyer a calculation of the Excess Tax reflecting the Excess Tax payable by Buyer to any Shareholder, or refundable by any Shareholder to Buyer (the “Tax Calculation”). Within 5 days from delivery of the Tax Calculation, payments will be made as follows:

1.9.1          if the Excess Tax exceeds $510,000, payments will be made to the Shareholders by the Escrow Agent from the Tax Fund Deposit in the aggregate amount equal to the amount by which the Excess Tax exceeds $510,000, payment to each Shareholder to be in the amount set forth in the Tax Calculation.

1.9.2          if the Excess Tax exceeds the sum of (i) $510,00 plus (ii) the amount of the Tax Fund Deposit, Buyer will promptly pay the aggregate amount of such excess to the Shareholders, payment to each Shareholder to be in an amount equal to the amount set forth in the Tax Calculation less any Excess Tax payments previously received.

1.9.3          (i) if the Excess Tax is equal to or greater than $510,000, but less than $1,000,000, payment will be made by the Escrow Agent to Buyer of the balance of the Tax Fund Deposit, and (ii) if the Excess Tax is less than $510,000, the Shareholders will promptly pay to Buyer an aggregate amount equal to the amount by which $510,000 exceeds the Excess Tax, payment by each Shareholder to be in the amount set forth in the Tax Calculation.

1.10           If, within 5 days after delivery thereof, the Shareholders or Buyer furnish notice to the other of disagreement with any of the Interim Financial Statements, Closing Financial Statement, Closing Net Worth, Excess Tax, or Tax Calculation, the Shareholders and Buyer will attempt in good faith to resolve such disagreement. If they are unable to do so, upon request of either party, the matter or matters will be submitted to a certified public accountant

Exhibit 10.216

acceptable to the Shareholders and to Buyer, and not affiliated with either, whose determination of the payments required pursuant to Sections 1.6, 1.7 and 1.9, to be made within 30 days of the submission, shall be final and binding on the Shareholders and Buyer. All costs and expenses of the certified public account shall be paid by the party against whom the matter is resolved.

1.11           Buyer and the Shareholders agree as follows with respect to the tax treatment of the transactions contemplated herein and the Purchase Price:

1.11.1        As soon as practicable, but not later than 90 days after the Closing Date, Buyer and the Shareholders will prepare a mutually acceptable schedule (the “Allocation Schedule”) allocating the Purchase Price among the assets of the Company in accordance with Treas. Reg. 1.1060-IT (or any comparable provisions of state or local tax law) or any successor provision. Buyer and the Shareholders each shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation Schedule, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). Buyer and the Shareholders shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Purchase Price pursuant to this Agreement;

1.11.2        Buyer and the Shareholders shall join in making an election under Internal Revenue Code Section 338(h)(10) (and any corresponding elections under state and local tax law) with respect to the purchase and sale of the Shares; and

1.11.3        Notwithstanding any other provisions of this Agreement, the foregoing agreements shall survive without limitation.

2.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SHAREHOLDERS

Where the Shareholders’ representations and warranties herein are qualified “to the best of the Shareholders’ knowledge,” such qualification shall be deemed to mean that none of (i) the Shareholders, (ii) the officers of the Company, or (iii) the Company’s division managers knew, and such Shareholders, officers and division managers, in the exercise of reasonable business diligence, could not have discovered or known, of the facts by reason of which such representation or warranty was not true. Where the Shareholders’ representations and warranties herein are qualified “to the best of the Shareholders’ actual knowledge,” such qualification shall be deemed to mean that none of (i) the Shareholders, (ii) the officers of the Company, or (iii) the Company’s division managers, had actual personal knowledge of the facts by reason of which such representation or warranty was not true.

The Shareholders hereby jointly and severally represent and warrant to, and agree with, Buyer as follows:

2.1              Shares. On the date hereof, the authorized capital stock of the Company consists of 10,000 shares of voting common stock, $10.00 par value, of which an aggregate of 3,058.557383 shares are validly issued and outstanding, fully-paid and nonassessable, with no liability attaching to the ownership thereof; the Shares set forth on Schedule 1 represent, in the

Exhibit 10.216

aggregate, all the issued and outstanding shares of capital stock of the Company. On the date hereof, each Shareholder is the lawful owner of the Shares in the amounts set forth on Schedule 1 annexed hereto; on the date hereof, each Shareholder has good and marketable title to the Shares owned by such Shareholder free and clear of any and all claims, liens, encumbrances or equities; and on the date hereof each Shareholder has the legal right, power and authority to sell, assign and transfer the Shares owned by such Shareholder without restriction pursuant to the provisions of this Agreement.

2.1.1          The Stock Retirement Agreement among the Shareholders, dated May 22, 1996 (the “Shareholders’ Agreement”), containing certain restrictions on transfer and other obligations, is automatically terminated in all respects concurrently with the consummation of the transactions contemplated herein, and neither the Shareholders nor the Company shall have any liabilities or obligations to the other thereunder.

2.2              Organization and Qualification. On the date hereof, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the full corporate power and authority to own, operate and lease its properties and conduct its business as now owned, operated, leased and conducted, and is duly qualified and in good standing to do business in each jurisdiction, domestic or foreign, in which the property owned, leased or operated by it, or the nature of the business conducted by it, make such qualification necessary and where the failure to qualify would have a material adverse effect on the Company, its business or its assets.

2.3              Articles and By-Laws. The Articles of Incorporation, annexed hereto as Schedule “2.3.1”, and the By-Laws, annexed hereto as Schedule “2.3.2” of the Company, each as amended to date, are true, correct and complete copies of such documents.

2.4              Options, etc. On the date hereof, the Company does not have issued, outstanding or subject to any agreement or commitment any options, warrants, calls or other rights to purchase or otherwise acquire, or to sell or otherwise dispose of, any of its securities, and no Shareholder has granted any option, warrant, call or other right, or has entered into any agreement, to sell or otherwise dispose of, any of the Shares or any other security of the Company owned by such Shareholder, other than pursuant to the Shareholders’ Agreement, all provisions of which terminate concurrently with the consummation of the transactions contemplated herein.

2.5              Books and Records. The Financial Statements (as defined in Section 2.6 hereof) and the Company’s books and records from which the Financial Statements were prepared have been regularly kept and maintained pursuant to a comprehensive method of accounting applied on a basis consistent with prior years, and such books and records, as presently existing and as made available to Buyer prior to the date hereof, fairly reflect the transactions of the Company to which it is a party or by which its properties are bound. The Company’s books and records are maintained at 7909 Painter Avenue, Whittier, California and no portion of the Company’s records, systems, controls, data or information is recorded, stored, maintained, operated or otherwise wholly or partly held by a means (electronic, mechanical, computerized or otherwise) not under the exclusive ownership and control (including all means of access) of the Company, except that certain tax and accounting records are in possession of the Company's accountants and will be made accessible to Buyer on demand.

Exhibit 10.216

2.6              Financial Statements. Schedule “2.6” annexed hereto consists of the following financial statements of the Company: (i) audited Balance Sheet, Statement of Income, Statement of Cash Flows and Statement of Retained Earnings as at and for the year ended December 31, 2003 (the “Audited Financial Statements”) and (ii) unaudited Statement of Financial Position, Income Statement and Corporate Expense Allocation as at and for the three months ended March 31, 2004 (the “Interim Financial Statements”). The Audited Financial Statements and the Interim Financial Statements, together with the footnotes and supporting schedules in respect of the Audited Financial Statements, are collectively referred to as the “Financial Statements”. With respect to the Financial Statements, the Shareholders jointly and severally represent and warrant to, and agree with, Buyer as follows:

2.6.1          The Audited Financial Statements are true and correct with respect to each material item shown or reflected thereon, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years and fairly present the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended. The Interim Financial Statements are, to the best of the Shareholders’ knowledge, true and correct, with respect to each material item shown or reflected thereon, and have been prepared in accordance with a comprehensive method of accounting applied on a basis consistent with prior years and, to the best of the Shareholders’ knowledge, fairly present the financial position of the Company as of the date thereof and the results of operations and cash flows for the periods then ended; provided, however, that the Interim Financial Statements, although believed by the Shareholders to be accurate, contain estimated rather than exact amounts in certain categories.

2.6.2          The Financial Statements set forth all the liabilities of the Company of whatever nature at the date thereof, whether arising out of contract, tort, statute or otherwise which are properly reportable in a manner consistent with the Company’s accounting methods and previous reporting, except (i) liabilities and obligations set forth on Schedule “2.6.2” annexed hereto, and (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 2003. Notwithstanding the foregoing, this Section 2.6.2 shall not be deemed a representation and warranty with respect to any liability that would be required to be disclosed pursuant to any other Section of Section 2 of this Agreement, it being understood and agreed that the specific representations or warranties applicable to any liability, including, without limitation, any “knowledge” or “materiality” qualifiers, are intended to be the only representations and warranties made with respect to any such liability.

2.6.3          Schedule “2.6.3” annexed hereto sets forth the adjusting journal entries and the reclassifying journal entries for December 31, 2003 that reconcile the Audited Financial Statements with the Company’s books and records.

2.6.4          Taxes. Except as set forth on Schedule “2.6.4” prior to the date hereof, (i) the Company has timely filed, or will timely file, all tax reports and returns (the “Tax Returns”) (including, without limitation, all information returns required to be filed by virtue of the Company’s status as an “S Corporation” as defined in Subchapter S of Chapter 1 of Subtitle

Exhibit 10.216

A of the Internal Revenue Code of 1986, as amended (the “Code”)) which have become due for all taxable periods ending on or before the date hereof, and the Company or the Shareholders have paid or withheld all taxes (excluding sales taxes) due to Federal, state or local taxing authorities required to be paid or withheld in respect of the periods covered by such Tax Returns; neither the Company nor the Shareholders are delinquent in the payment of any tax, penalty or interest required to be paid by them and no unpaid deficiencies for any tax have been assessed against the Company; all Federal, state and local Tax Returns filed by or on behalf of the Company were true and correct when filed and no event has occurred subsequent to such filing which would require the filing of an amended or corrected Tax Return; (ii) the Company and the Shareholders have filed all consents, elections and other documents required to be filed to establish and maintain the Company’s status as an “S Corporation” under the Code, and under applicable state and local tax laws, and all successor and predecessor legislation; neither the Company nor the Shareholders have taken or performed, or omitted to take or perform, any steps or acts which would result, by itself or themselves or with the passage of time or the giving of notice or both, in the suspension, loss or termination of the Company’s status as an S Corporation; (iii) the Company is not undergoing any tax audits, is not contesting any tax claimed to be due, and has not granted an extension of any statute of limitations, or similar law, to any taxing authority for the assessment of any taxes.

2.6.5          Title to Assets. The Company is the owner of and has valid and marketable title to all of the assets shown on the Financial Statements free and clear of all claims, liens, security interests, pledges and encumbrances, other than (a) as specified on Schedule “2.6.5” annexed hereto; (b) as set forth in the Financial Statements; (c) those assets sold or otherwise disposed of in the ordinary course of business of the Company since December 31, 2003; (d) minor imperfections of title which do not, individually or in the aggregate, adversely affect the marketability of, or the ability of Seller to utilize, the assets of the Company; (e) liens for current taxes not yet due and payable which taxes have been accrued by the Company; and (f) liens created by operation of law, and not resulting from the Company’s failure to perform its obligations, in favor of landlords, carriers, warehousemen, mechanics, material men and repairmen incurred in the ordinary course of business for sums not yet due and payable.

2.6.6          Accounts Receivable. To the best of the Shareholders’ actual knowledge, except as set forth on Schedule “2.6.6” annexed hereto, (a) the accounts receivable set forth on the Financial Statements and the accounts receivable arising since December 31, 2003 represent amounts owing to the Company, without aggregate offsets, recoupments, setoffs or counterclaims that exceed the reserve for doubtful accounts provided in the Financial Statements; (b) the reserve for doubtful accounts is adequate based on current information; (c) no account receivable is or will be contingent upon the performance by the Company of any obligation or contract other than product warranties given by the Company in the ordinary course of its business; (d) such receivables have been entered on the books and records of the Company in the ordinary course of its business; (e) no person has or will have any lien on such receivables or any part thereof securing any liability, except as set forth in the Financial Statements or on Schedule 2.6.6; (g) no agreement for material deduction or discount (other than usual prompt payment discount not exceeding 5% of accounts receivable at the date of the Financial Statements”) has been made with respect to any of such receivables; and (g) at the time of the sale and delivery thereof, the property which gave rise to said receivables was owned by the Company free and clear of any claims, liens or encumbrances. Provided that the representations

Exhibit 10.216

contained in clauses (a) through (g) of this Section 2.6.6 and contained on Schedule 2.6.6 with respect to the Company’s accounts receivable are accurate to the best of the Shareholders’ actual knowledge, the Shareholders shall not be liable for any failure to collect amounts owing to the Company thereunder and no collection deficiency shall result in an adjustment to the Purchase Price.

2.6.7          Inventory. To the best of the Shareholders’ actual knowledge, except as set forth on Schedule “2.6.7” annexed hereto, the inventory of the Company as disclosed on the Financial Statements and the inventory owned by the Company on the date hereof as set forth on Schedule 2.6.7, (a) has been acquired in the usual manner and in ordinary and customary amounts and quantities and at prevailing prices; (b) is stated on the Financial Statements at the lower of cost or market value and is maintained on a first-in, first-out basis; (c) is not obsolete and is of a quality substantially usable and saleable at prevailing market prices in the normal course of the Company’s business; and (d) does not exceed the level of inventory customarily maintained by the Company in the ordinary course of business. Provided that the representations contained in clauses (a) through (d) of this Section 2.6.7 and contained on Schedule 2.6.7 with respect to the Company’s inventory are accurate to the best of the Shareholders’ actual knowledge, the Shareholders shall not be liable for any adjustment to the inventory and no inventory deficiency or obsolescence shall result in an adjustment to the Purchase Price

2.6.8          Compensation. All management and employee compensation paid by the Company is recorded in the Financial Statements as compensation, benefits, or reimbursement of expenses incurred in the ordinary course of business. Schedule “2.6.8” annexed hereto lists, with respect to all management personnel of the Company, all forms of compensation and benefits paid or provided by the Company for 2003 and bonuses for 2002 paid in 2003.

2.6.9          Fixed Assets. Schedule “2.6.9” annexed hereto is a complete and correct list of all machinery, tools, equipment, computer hardware and software, and other fixed assets owned and used by the Company in the conduct of its business (“Fixed Assets”). Except as set forth on Schedule “2.6.9” annexed hereto, to the best of the Shareholders’ actual knowledge, all Fixed Assets on the date hereof are, in all material respects, sufficient for the conduct of the business conducted by the Company.

2.7              Real Property. The Company is the fee simple owner of the premises described on Schedule “2.7” annexed hereto and does not own, occupy or use any other real property, except for the leased properties set forth on Schedule 2.7 (the owned and leased properties are collectively referred to as the “Premises”). None of the owned Premises is subject to any encumbrance, except (a) statutory encumbrances not yet delinquent; (b) encumbrances for taxes not yet delinquent or the validity of which are being contested in good faith by appropriate actions; (c) liens securing the mortgages set forth on Schedule 2.7; and (d) other encumbrances set forth on Schedule 2.7.

2.7.1          Except as set forth on Schedule “2.7.1” annexed hereto, with respect to the Premises, the Company has not received any notice of violation, nd to the best knowledge of the Shareholders, no violation has been entered, of any laws, regulations or statutes of governmental bodies, boards or bureaus having jurisdiction thereof.

Exhibit 10.216

2.7.2          There are no tenants or other parties having a right to possession or use of any of the Premises, except as set forth on Schedule “2.7.2” annexed hereto.

2.7.3          Except as set forth on Scheduled “2.7.3” annexed hereto (i) to the best of the Shareholders’ actual knowledge, there is no friable asbestos in any of the Premises and (ii) to the best of the Shareholders’ knowledge, there are no underground storage tanks on or under any of the Premises.

2.7.4          The copies of the real property tax bills for the Premises for the current tax year which have been furnished to Buyer are true and correct copies of all of the current tax bills for the Premises; provided, however, that the foregoing shall not be deemed a warranty with respect to the assessed value or real estate taxes for the Premises subsequent to the date hereof.

2.7.5          The Shareholders have delivered to Buyer true and complete copies of the certificates of occupancy issued for each of the Premises to the extent such certificates are in possession of the Company, and any other licenses and permits with respect to the Premises that are in effect on the date hereof, all of which certificates of occupancy are attached to Schedule “2.7.5” annexed hereto; all fees required to be paid as of the date hereof with respect to such certificates of occupancy, licenses and permits have been paid. To the best of the Shareholders’ actual knowledge, the Company has not received any notice or request from local governmental authorities to change its operations in, or perform any work or alterations on, any of the Premises.

2.7.6          The Company has received no notice, and to the best of the Shareholders’ actual knowledge, no action or proceeding (zoning, condemnation, eminent domain or otherwise) or governmental investigation is pending or threatened against or relating to the Premises in respect of the transactions contemplated by this Agreement.

2.7.7          The Company has not received any written notice or request from any insurance company or board of fire underwriters requesting the performance of any work or alteration with respect to the Premises, and to the best of the Shareholders’ actual knowledge, no issuance of any such notice or request is currently being contemplated.

2.7.8          Except as set forth on Schedule “2.7.8” annexed hereto, all fixtures, machinery, equipment and other articles of personal property attached or appurtenant to, or used in connection with, the Premises, including, without limitation, plumbing, heating and lighting fixtures, air conditioning appliances, equipment and units, bathroom appliances, pumps, if any, are in working condition and are owned by the Company free of any encumbrances, and, to the best of the Shareholders’ actual knowledge, there are no defects in the structure, roof, foundation or other components of the Premises. The Premises on the date hereof are, in all material respects, sufficient for the conduct of the business conducted by the Company.

Exhibit 10.216

2.7.9          Schedule “2.7.9” annexed hereto lists each lease of real property to which the Company is a party, complete and accurate copies of which leases have been delivered to Buyer

2.8              Subsidiaries. Except as set forth on Schedule “2.8” annexed hereto, the Company does not have any subsidiary corporations or have an investment in nor own any securities of, any business, enterprise, entity or organization, public or private.

2.9              Labor Matters. Except as set forth on Schedule “2.9” annexed hereto, the Company is not a party to any collective bargaining or other agreement with labor unions, labor representatives or any other employee groups; the Company is not experiencing, and, to the best knowledge of the Shareholders, there are no facts or circumstances which would result in any labor troubles or strife, work stoppages, slowdowns, or other labor matters which could interfere with or impair its business; the Company has not received notice that it has committed any unfair labor practice and is not experiencing, and, to the best knowledge of the Shareholders, there are no facts or circumstances which would result in any current union organization efforts, or negotiations, or requests for negotiations, for any representation or any labor contract relating to its employees.

2.10           Material Contracts. Except as set forth on Schedule “2.10” annexed hereto, the Company is not a party to any written or oral:

2.10.1        lease, license or other agreement with respect to personal property or real property;

2.10.2        contract of employment or other outstanding contract with any officer, employee, shareholder, agent, consultant, salesman, advisor, sales representative, manufacturer, supplier, distributor or dealer;

2.10.3	contract or commitment with respect to advertising services;

2.10.4	contract or commitment with any customer; or

2.10.5        any other contract, commitment or instrument which is material to the business, assets, properties or financial condition of the Company;

in each case amounting to or involving more than Ten Thousand ($10,000) Dollars.

All contracts, commitments, agreements or leases (including renewal options) listed on Schedule “2.10” annexed hereto are in full force and effect without any default or breach thereof by the Company or, to the best knowledge of the Shareholders, by any other party thereto, and the benefit, enforcement or validity of all such contracts, commitments, agreements or leases are not affected by the transactions contemplated by this Agreement. Accurate and complete copies of all such contracts have been delivered to Buyer.

2.11           Intellectual Property. Schedule “2.11” annexed hereto is a complete and correct list of all trademarks, trade names (registered or unregistered), service marks, brand names, copyrights, patents (and applications for any of the foregoing) logos, designs or

Exhibit 10.216

other intangible rights or properties of a similar nature (the “Intellectual Properties”) used by, owned by, or licensed by or to, the Company. Except as set forth on Schedule 2.11, the Company is the lawful owner or licensee of all of the aforesaid, respectively, and has the exclusive, world-wide, perpetual, royalty-free right to use the same in the conduct of its business; no proceedings have been instituted by or against the Company or are pending, in each case as a result of service by or on the Company of a summons or other pleading having a similar function (and no notice or claim has been received by the Company threatening any such proceeding) which challenge any rights in respect thereto or the validity thereof and none of the aforesaid is subject to any outstanding order, decree, judgment, stipulation or charge; the enforceability and validity of, and the obligations of the parties provided in, any agreement granting or relating to the Intellectual Properties are not affected by the transactions contemplated by this Agreement and no consent of any party thereto is necessary or required by the transactions contemplated by this Agreement; the Company is not infringing on any third party’s Intellectual Properties and no claim has been made, or notice received, alleging such infringement. Each Shareholder hereby assigns, and, prior to the date hereof, the Company has caused the only employee of the Company known to the Shareholders to have any interest in any of the Intellectual Property to assign, to the Company any right, title or interest which such Shareholder or such employee has in and to any of the foregoing Intellectual Properties. Upon request by Buyer, the Shareholders shall provide a duly executed assignment in recordable form with respect to any such assignment.

2.12           Litigation. Except as set forth on Schedule “2.12” annexed hereto and subject to Sections 2.24 and 2.25 of this Agreement, there are no actions or proceedings at law or in equity pending as a result of service on the Company of a summons or other pleading having a similar function or, to the best knowledge of the Shareholders, threatened by or against the Company, or involving any of its assets, before any Federal, state or municipal court or governmental commission, board or other administrative agency or any arbitrator or “impartial chairman” wherein any unfavorable judgment, decision, ruling or finding would, individually or in the aggregate, adversely affect the business, assets, or the condition (financial or otherwise) of the Company to the extent of $100,000 or more; to the best knowledge of the Shareholders, there are no facts, events or occurrences by reason of which any such action or proceeding may be brought. Attached to Schedule 2.12 are claims made in connection with workers compensation claims known as “132A” or “serious and willful” claims.

2.13           Certain Facts. Except as set forth on Schedule “2.13” annexed hereto, to the best of the Shareholders’ actual knowledge, there is no state of facts that is not generally known to the recreational vehicle or manufactured housing industries or to the general public which would operate to prevent Buyer from carrying on the business of the Company in the manner in which such business is now being carried on or which would render the Company subject to any liability or deprive it of any of its assets; the Company is not a party to any transaction which, at the time of entering into thereof, was known to the Shareholders to likely result in a loss to the Company in excess of an aggregate of $100,000.

2.14           No Changes. Except as set forth on Schedule “2.14” annexed hereto, or any other Schedule annexed to this Agreement, from December 31, 2003 to the date hereof, there has not been: (i) any material adverse change in the financial condition, results of operations, assets, liabilities, customers, suppliers or employees of the Company; (ii) any material damage, destruction or loss adversely affecting the Company’s assets or business, which damage,

Exhibit 10.216

destruction or loss has not been fully insured against and with respect to which no insurance claim has been rejected or processed in a manner which would result in the Company not receiving the proceeds thereof; (iii) any increase in compensation payable or to become payable to any of the employees of the Company or any bonus payment or similar arrangement made to or with any such employees, except for normal periodic salary increases for such employees which are, in the aggregate, in the ordinary course of business; (iv) any mortgage, pledge or other encumbrance on, or sale, assignment, lease or transfer of, any of the Company’s assets, other than the sale of inventory in the ordinary course of business; (v) any obligation or liability (absolute or contingent) incurred, except current liabilities and obligations under contracts or commitments entered into in the ordinary course of business; (vi) any material transaction other than in the ordinary course of business; (vii) any waiver of a right of significant and substantial value (viii) any material increase in the cost of raw materials; (ix) any reduction or increase in the selling prices of any products or services sold by the Company; or (x) any agreement or intention to do any of the foregoing.

2.15           Loans. Except as set forth on Schedule “2.15” annexed hereto, there are no loans outstanding made by or to the Company by or to any individual, firm, corporation or other entity.

2.16           Bonuses. Schedule “2.16” annexed hereto contains a description of the Company’s employee bonus plan. All employee bonuses for the Interim Period were calculated pursuant to such plan, and the Company has paid all bonuses due pursuant to the employee bonus plan contained on Schedule 2.16.

2.17           Customers. Except as set forth on Schedule “2.17” annexed hereto, the Company has no customer which, for the fiscal years ended December 31, 2003 and 2002, accounted for more than five (5%) percent of its gross sales.

2.18           Insurance. Schedule “2.18” annexed hereto is a list and brief description of all policies of insurance maintained by the Company. All premiums due to the date hereof on such insurance policies have been paid in full, and, except as set forth on Schedule 2.18, all of such policies are currently in effect. No claim has been made against the Company with respect to any matter which is or has been in the past covered by any insurance policy issued by any insurance company which, to the best of the Shareholders’ actual knowledge, at any time since the date of issuance of such policy has been in financial difficulty; no insurance company has ever denied, or attempted to deny, coverage based upon any allegation that the Company has violated or breached the terms of coverage, or violated any law or regulation, or failed to meet any standards, governing or relating to the design, manufacture or sale of products or the rendering of services by the Company; all claims made against the Company which are covered by insurance are being defended by such insurance companies.

2.19           Employee Benefit Plans. Except as set forth on Schedule “2.19” annexed hereto, the Company does not have any group health insurance, group life insurance, current or future pension, retirement, profit sharing, bonus, stock option or stock purchase plan, or any other “employee benefit” plan as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended, whether or not such plans or obligations are of a legally binding nature or are in the nature of informal understandings; all employee benefit plans maintained by the Company are in compliance with applicable laws and regulations and the Company is not in default of any such plans.

Exhibit 10.216

2.20           Reportable Events and Funding. Except as set forth on Schedule “2.20” annexed hereto, the Company is not required to file with the Pension Benefit Guaranty Corporation any notice of a reportable event arising out of the transactions contemplated herein with respect to any employee benefit plan of the Company now in effect or to comply with other requirements of the Internal Revenue Service, Department of Labor, and Pension Benefit Guaranty Corporation arising out of the transactions contemplated herein with respect to any such employee benefit plan; with respect to all pension plans maintained by the Company, the Company has satisfied the minimum funding standard of Section 412 of the Code, and the regulations promulgated thereunder, and the filing requirements of Section 6058 of the Code through the last plan year of each such plan, and there is no funding deficiency under Section 412 of the Code for any such plan.

2.21           Purchase Orders. Schedule “2.21” annexed hereto lists each outstanding purchase commitment and order in excess of $25,000. Except as set forth on Schedule “2.21” annexed hereto, all outstanding purchase commitments and orders entered into by the Company have been entered into by the Company in the ordinary and usual course of its business and have been made at prevailing market prices or lower.

2.22           Related Parties. Except as set forth on Schedule “2.22” annexed hereto, none of the Shareholders, nor any affiliate, nor any other entity directly or indirectly controlled by any of the Shareholders, or in which any of the Shareholders has any direct or indirect interest, (i) is engaged in any transaction with the Company, or any other transaction, which would conflict or compete with the business of the Company, or owns or has possession or the use of any properties, assets or rights used by, or useful to, the Company in the conduct of the Company’s business, or (ii) has paid, assumed, discharged or otherwise satisfied any liability, expense or obligation of the Company during the fiscal years ended December 31, 2003 and 2002.

2.22.1        Schedule “2.22.1” annexed hereto lists the name and relationship of each employee of the Company who is related by blood or marriage to any Shareholder, beneficiary of a Shareholder which is a trust, or officer of the Company.

2.23           No Violation, Consents. Except as set forth on Schedule “2.23” annexed hereto, neither the execution of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation of, or be in conflict with, the terms of, or require the consent of any party to, any contract, agreement, lease, license agreement, instrument, commitment or understanding applicable to the Company, or to which any Shareholder is a party, or will result in the creation of any lien on, or claim to, any of the property or assets of the Company.

2.24           Product Warranties. Except as set forth on Schedule “2.24” annexed hereto, there are no claims for, or allegations or notices of, defects, deficient quality, or breaches of warranty, existing or alleged, in connection with the manufacture or sale of products or the rendering of services by the Company which in the aggregate in respect of any claim or series of

Exhibit 10.216

claims involving substantially similar allegations exceed One Hundred Thousand ($100,000) Dollars. Schedule 2.24 lists, and includes a brief description of, each such claim, action or proceeding, or series of similar claims, actions or proceedings, pending or threatened against the Company involving defects, deficient quality, or breaches of warranty in connection with products or services offered by the Company.

2.25           Product Liability. Notwithstanding anything to the contrary contained in this Agreement, the Shareholders shall have no liability or obligation to Buyer for claims for personal injury, death or damage to property (other than damage to products manufactured or sold by the Company if the Shareholders are in breach of Section 2.24) in connection with the manufacture or sale of products or the rendering of services by the Company before or after the Closing Date, it being understood that, with respect to liability for personal injury, death or damage to property, Buyer intends to continue in effect, and shall rely solely on, the Company’s existing product liability insurance referred to in the letters (the “Insurance Letters”) attached to Schedule “2.25” annexed hereto.

2.26	(Intentionally omitted)

2.27           Compliance With Law. Except as set forth on Schedule “2.27” annexed hereto, the Company is in compliance with all terms of any instrument and any law, order, rule or regulation of the United States, or any state or political subdivision, or any agency thereof (including, but not limited to, the Federal Occupational Safety and Health Agency; Department of Transportation; and United States Housing and Urban Development Authority, and their equivalent state agencies) which is applicable to the Company in respect of its business, assets, financial condition or the conduct of its business, and no complaint or order has been filed against the Company by or with, and no notice has been issued to the Company by, any such agency in respect of its business, assets or operations in each instance where the failure to comply would have a material adverse effect on the Company, its assets or the operation of its business; the Company is not liable for any arrears, damages, taxes or penalties for failure to comply with any of the foregoing; provided, however, that this representation and warranty shall not be deemed to encompass matters involving compliance with applicable law where one or more other specific representations are made in Section 2 of this Agreement that cover applicable law with respect to a specific topic (whether or not the term “applicable law” is used in such representation or warranty) including, without limitation, representations regarding Taxes, employee benefits, labor matters and environmental matters, it being understood and agreed that such other specific representations and warranties, including any “knowledge” or “materiality” qualifiers, are intended to be the only representations and warranties made with respect to any such applicable law.

2.28           Environmental Laws. There does not exist any violation of applicable Environmental Laws (as hereafter defined) by the Company or relating to any of the Premises or assets of the Company or, to the best knowledge of the Shareholders, a condition on the Premises which is reasonably likely to give rise to liability under applicable Environmental Laws, nor are there any Hazardous Substances (as hereafter defined) on, under, abutting or relating to the Premises, except, in any case, to the extent referred to in the environmental reports furnished to Buyer copies of which have been provided to the Shareholders, as attached to Schedule “2.28” annexed hereto.

Exhibit 10.216

As used herein, “Environmental Law” shall mean any applicable federal, state or local statute, law, ordinance, rule, regulation or common law or equitable doctrine (including, without limitation, tort law) governing or relating in any way to imposition of liability as a result of the presence, treatment, remediation, use, handling, distribution, transportation, release or disposal of any “Hazardous Substance” or its equivalent (as defined in such Environmental Laws).

2.29           Licenses and Permits. Except as set forth on Schedule “2.29” annexed hereto, to the best knowledge of the Shareholders, the Company holds all governmental licenses, permits and other authorizations necessary for the conduct of the Company’s business, and all such licenses, permits and other authorizations will remain in effect notwithstanding the transactions contemplated herein. Schedule 2.29 is a true and complete list of all such licenses, permits and authorizations setting forth the issuing entity and the subject matter thereof; all such governmental licenses, permits and other authorizations are valid and sufficient in all material respects for the business as presently conducted by the Company, and to the best of the Shareholders’ actual knowledge, there is no threatened suspension, cancellation or invalidation of any such license, permit or other authorization or any threat of any proceeding for the suspension, cancellation or invalidation of any such license, permit or authorization.

2.30           Authority, Binding Agreement. The execution and delivery of this Agreement and all other documents and instruments delivered pursuant hereto (the “Transaction Documents”), and the consummation of the transactions contemplated herein, have been duly authorized by each Shareholder and no other proceedings on the part of the Shareholders or the Company are necessary to authorize the Transaction Documents, nor the carrying out of the transactions contemplated herein; neither the execution, delivery nor performance of the Transaction Documents, nor consummation of the transactions contemplated herein, will result in a violation of, or be in conflict with, or constitute (with or without due notice or lapse of time or both) a default in any term of any law, order, rule or regulation applicable to the Shareholders or the Company; the Transaction Documents, upon execution and delivery thereof by the Shareholders, will be the valid and binding obligations of such parties and will be enforceable against them in accordance with their terms, except as limited by applicable bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally.

2.31           Authority of Shareholders. Each of the Shareholders and all persons who have executed the Transaction Documents on behalf of any of the Shareholders are or have been duly authorized to execute and deliver the Transaction Documents and bind the Shareholders to the engagements undertaken by it in this Agreement, and the other transactions contemplated herein.

2.32           Governmental Consents. All consents, approvals and authorizations of all governmental agencies required in connection with the execution and delivery of the Transaction Documents by the Shareholders for the consummation of the transactions contemplated herein have been obtained.

2.33           Affiliate Transactions. Except as set forth on Schedule “2.33” annexed hereto, all agreements between the Company and any officer, director or shareholder of the Company or any of its respective affiliates shall terminate on the date hereof (i) without further payment by or obligation of the Company to any of such persons, and (ii) together with full payment and satisfaction of all obligations due from such persons to the Company.

Exhibit 10.216

                                2.34           Unlawful Use of Funds. Neither the Shareholders nor the Company, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Shareholders or the Company, has used any corporate funds of the Company, or other funds, for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses, or made any direct or indirect unlawful payment to government officials or employees, customers, or vendors from corporate or other funds, or established or maintained any unlawful or unrecorded funds, or received any payment, the receipt of which by the Shareholders or the Company would be unlawful.

2.35          Absence of Changes. Except as set forth on Schedule “2.35” annexed hereto, from December 31, 2003 to the date hereof, the Company has not:

2.35.1        made any change in its authorized capital stock or issued any stock (including any the Company Shares), options, warrants, bonds, convertible securities, or other corporate securities;

2.35.2        declared, set aside or paid on or in respect of its capital stock any dividend or other distribution, or, directly or indirectly, redeemed, retired, purchased or otherwise reacquired any of its shares of capital stock, or paid, distributed or transferred to any Shareholder any asset of the Company or canceled a liability or obligation of any Shareholder due to the Company;

2.35.3	amended its Articles of Incorporation or By Laws; or

2.35.4        increased the compensation of any officer, stockholder or director or increased the compensation payable to any employee other than in the ordinary course of business.

2.36           No Misstatements. No representation or warranty made by the Company or the Shareholders in this Agreement, or in any document, Schedule, Exhibit, certificate, Financial Statement or instrument delivered or deliverable pursuant to the terms hereof, or in connection with the transactions contemplated hereby, contains or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

3.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER

Buyer represents and warrants to and agrees with the Shareholders as follows:

3.1              Organization. Buyer on the date hereof is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer on the date hereof has the corporate power and authority to own and/or lease its properties and to conduct its business in the manner and in the places where such properties are now owned, leased or operated or such business is now conducted.

Exhibit 10.216

3.2              Loans. Simultaneously with the execution of this Agreement, Buyer is (i) paying or causing to be paid, or assuming with the consent of the lenders, where such consent is required, the balance of principal and accrued interest outstanding with respect to the Company’s borrowings set forth on Schedule “3.2” annexed hereto, and (ii) otherwise causing the lenders to terminate all guarantees of the Shareholders given in connection with such loans.

3.3              Authorization. The execution and delivery of the Transaction Documents, and the consummation of the transactions contemplated therein, have been duly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the Transaction Documents nor the carrying out of the transactions contemplated therein.

3.4              Binding Agreement. The Transactions Documents have been duly executed and are binding upon and enforceable against Buyer in accordance with their terms, except as limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally.

3.5              Authority. All persons who have executed the Transaction Documents on behalf of Buyer are the duly elected, qualified and acting incumbents of the corporate offices under authority of which they have purported to act, and each of them has been authorized by all necessary corporate action of Buyer to execute and deliver the Transaction Documents on behalf of Buyer and to bind Buyer to the engagements undertaken by it in the Transaction Documents.

3.6              Investment Intent. Buyer is acquiring the Shares from the Shareholders for its own account and not with a view to the distribution thereof and none of the Shares will be offered, sold, transferred, assigned, or otherwise disposed of by Buyer in violation of the applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and any applicable state laws governing the sale of securities, and the rules and regulations promulgated thereunder.

3.7              No Violation. To the best of Buyer’s actual knowledge, neither the execution of the Transaction Documents nor the carrying out of the transactions contemplated hereby will result in any violation of, or be in conflict with, the terms of, or require the consent of any party to, any contract, agreement, lease, license agreement, instrument commitment or understanding applicable to Buyer. Neither the execution, delivery nor performance of the Transaction Documents, nor consummation of the transactions contemplated herein, will result in a violation of, or be in conflict with, or constitute (with or without due notice or lapse of time or both) a default in any term of any law, order, rule or regulation applicable to the Company.

3.8              Consents. All consents, approvals and authorizations of all governmental agencies required in connection with the execution and delivery of the Transaction Documents by Buyer for the consummation of the transactions contemplated herein have been obtained.

Exhibit 10.216

4.	PRESERVATION OF BUSINESS ORGANIZATION

The Shareholders represent and warrant to Buyer that from December 31, 2003 to the date hereof:

4.1              Operations. The business of the Company has been conducted in the usual manner, the books and records of the Company have been regularly kept and maintained, and the Shareholders have used their best efforts to preserve the Company’s business organization intact, keep available the services of all of the Company’s officers and employees, and preserve for the benefit of Buyer the relationships and goodwill of suppliers, customers, clients and others having business relations with the Company.

4.2              Excess Payments. Except as otherwise provided herein, no bonus, profit sharing, retirement, insurance, death, fringe benefit or other extraordinary compensation has accrued or been paid, nor have any salary increases been granted or committed to be granted, to any officer or employee of the Company, nor has the Company declared, set aside or paid on or in respect of their capital stock, or otherwise, any dividend or other distribution to the Shareholders (except for bonuses accrued at December 31, 2003 and reserved against in the Financial Statements), nor has the Company paid or incurred any expense or liability on behalf of any of the Shareholders.

4.3           Extraordinary Contracts. The Company has not entered into any contract or commitment or engaged in any transaction not in the ordinary course of business and consistent with its past business practices, except as otherwise described on Schedule “4.3” annexed hereto.

4.4           Excess Losses or Obligations. Except as set forth on Schedule “4.4” annexed hereto, with respect to the Company there has not been:

4.4.1          any accounts receivable in excess of Twenty Five Thousand ($25,000) Dollars in the aggregate which have become delinquent as a result of not being paid for more than sixty (60) days from the date payment was due;

4.4.2          any returns of products sold at any time by the Company exceeding Twenty Five Thousand ($25,000) Dollars in the aggregate; or

4.4.3          any borrowings or extensions of credit in excess of the amount of borrowings outstanding at December 31, 2003 as set forth in the Financial Statements as at December 31, 2003 and as described on Schedule “4.4.3” annexed hereto.

4.5           Recent Events. Except as set forth on Schedule “4.5” annexed hereto, all buildings, offices and other structures, and all machinery, tools, equipment, fixtures and other property of the Company have been kept and maintained in good condition, repair and working order as existing on December 31, 2003, normal use and wear excepted, and the Company has duly observed and conformed to all material terms and conditions under any leases or contracts pursuant to which any of its properties are held.

Exhibit 10.216

5.	SURVIVAL OF REPRESENTATIONS

Notwithstanding any investigation or opportunity to investigate by or on behalf of Buyer or the Shareholders, all representations and warranties made in this Agreement or in any Schedule to this Agreement, and in the Financial Statements, shall be in full force and effect and shall survive the consummation of the transactions contemplated herein for a period of twelve (12) months from the date hereof, except that the representations and warranties made in Sections 2.6.4 (relating to income taxes), 2.7.3 and 2.28 hereof shall survive until expiration of the period during which a third party claim can be asserted with respect to the subject matter thereof.

6.	INDEMNIFICATION

6.1              The Shareholders jointly and severally agree to and do hereby indemnify and hold harmless Buyer, its officers, directors, stockholders, parent, affiliates, agents and employees, and their successors, assigns, from and against any claim against the Company, or Buyer and against any other loss, cost, liability, damage or expense (including, without limitation, all out-of-pocket expenses, attorneys’ fees and court costs actually incurred) to the Company, or Buyer as a result of, or which involves, the inaccuracy of any representation or the breach of any warranty made by the Shareholders, or the failure of the Shareholders to perform or cause the Company to perform, any covenants or agreements contained in this Agreement; provided, however, that Buyer’s damages shall be the actual dollar amount thereof and not increased by any multiple used in Buyer’s original determination of the Purchase Price.

6.2              Buyer agrees to and does hereby, indemnify and hold harmless the Shareholders and their heirs and legal representatives, from and against any claim against the Shareholders and against any other loss, cost, liability, damage or expense (including without limitation, all expenses, attorneys’ fees and court costs actually incurred) to the Shareholders as a result of, or which involves, the inaccuracy of any representation or the breach of any warranty made by Buyer, or the failure of Buyer to perform any covenants or agreements of Buyer contained in this Agreement.

6.3              Promptly after receipt by an indemnified party pursuant to the provisions of this Section 6 of notice of the commencement of any action or the assertion of any claim, such indemnified party will notify the indemnifying party if a claim thereto is to be made against the indemnifying party, and such notice will describe the claim in reasonable detail and specify the provision of this Agreement under which the claim is made. In the event that any action is commenced against an indemnified party by a third party, and the indemnified party promptly notifies the indemnifying party of the commencement thereof, the indemnifying party will have the option, exercisable by sending written notice to the indemnified party, within ten (10) days of receipt of the indemnified party’s notice, of either (i) promptly paying the claim in the amount set forth in such notice; or (ii) assuming the defense of such action with counsel reasonably satisfactory to the indemnified party; and after notice from the indemnifying party to the indemnified party of its election to assume the defense of such action, the indemnifying party shall control the defense and settlement of such action (which shall not result in any liability to the indemnified party) and will not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense of such action other than reasonable costs of investigation. The parties will cooperate with each other in the defense of any such claim.

Exhibit 10.216

6.4              Notwithstanding the foregoing, upon five (5) business days notice to the indemnifying party, the indemnified party may immediately pay or discharge any claim, the non-payment of which would have an immediate and substantial adverse impact on the then existing business, property or assets of the indemnified party, and such payment or discharge shall not affect the foregoing indemnities; provided, however, that the indemnifying party shall have the right to contest the discharge or payment of such claim.

6.5              The obligations of the Shareholders to indemnify hereunder shall be applicable only to the extent that the aggregate amount of all losses, costs, liabilities, damages or expenses (exclusive of (i) unpaid income taxes, and (ii) the amount due to Buyer, if any, pursuant to Section 1.9.3(ii), collectively referred to as the “Non-excluded Liabilities”) paid or incurred by Buyer or the Company exceeds One Hundred Thousand ($100,000) Dollars (or $150,000 if the Company receives $500,000 in connection with the sale by the owners thereof to Loew’s Companies, Inc. or its designee, of real property known as 2448 East Chenowek Dr., Lake Houasu City, Arizona) and then only to the extent of the excess; provided, however, that all Non-excluded Liabilities shall be paid in full by the Shareholders.

6.6              Notwithstanding anything contained herein, in no event shall (i) the liability of any Shareholder to Buyer hereunder exceed the Total Amount of Purchase Price Allocated to such Shareholder as set forth on Schedule 1, (ii) the aggregate liability of the Shareholders for all indemnification claims asserted by Buyer hereunder exceed Three Million Five Hundred Thousand ($3,500,000) Dollars (exclusive of the Non-excluded Liabilities), (iii) the Shareholders have any obligation to indemnify Buyer pursuant to this Section 6 if, and to the extent that, the indemnifiable damages claimed by Buyer have already been taken into account in the Closing Net Worth calculation, and (iv) the liability of Buyer for indemnification claims asserted by any Shareholders hereunder (other than pursuant to 11.5) exceed (x) the amount set forth opposite such Shareholder’s name under Total Amount of Purchase Price Allocated on Schedule 1 minus (y) the amount previously paid to such Shareholder by Buyer and retained by such Shareholder plus (z) an amount equal to all out-of-pocket expenses, attorney’s fees and court costs actually incurred by the Shareholders in defending any claim asserted against them for the Purchase Price, or any portion thereof, as a result of the inaccuracy of any representation or the breach of any warranty made by Buyer.

6.7              Notwithstanding anything to the contrary contained herein, if at any time Buyer becomes entitled to indemnification pursuant to Section 6.1 or 6.3 hereof, and is not reimbursed within thirty (30) business days of written notice, Buyer shall have the right, but not the obligation, to demand payment from the Second Fund Deposit in an amount equal to such indemnification; provided, however, that, subject to Section 6.5 hereof, the Shareholders shall remain liable to the extent that payment from the Second Fund Deposit does not result in complete indemnification.

6.7.1          In the event the Shareholders dispute Buyer’s right to indemnification payment from the Escrow Agent, and the Shareholders and Buyer are unable to resolve such dispute, Buyer shall commence proceedings in accordance with Section 10.4 hereof;

Exhibit 10.216

provided, however, that notwithstanding anything to the contrary contained herein, in such event, the Escrow Agent shall be instructed by Buyer and the Shareholders to retain the Second Fund Deposit for the duration of such proceedings which shall include the entire period for all appeals of a final judicial determination.

6.8              Buyer shall be responsible for operation of the Company in compliance with law subsequent to the Closing, including obtaining all required authorizations, permits, licenses and qualifications. The Shareholders’ liability for operating the Company in violation of law prior to the Closing, including obtaining all required authorizations, permits, licenses and qualifications, shall be limited solely to losses related to or arising from the Company’s operations prior to the Closing.

6.9              Certain future business plans, projections and forecasts that have been furnished by the Shareholders to Buyer are inherently uncertain. The Shareholders make no representations or warranties with respect to all such plans, projections and forecasts.

6.10           Disclosure in any representation, warranty or Schedule of any matter (i) which involves an amount that is less than the minimum amount required for disclosure shall not be deemed to reduce the minimum amount required for disclosure pursuant to such representation, warranty or Schedule, and (ii) shall be deemed to be disclosure under any other representation, warranty and Schedule requiring disclosure of such matter.

6.11           The remedies provided for in this Section 6 are exclusive and shall be in lieu of all other remedies for breach of any representations, warranties, covenants and agreements hereunder; provided, however, that the foregoing shall not constitute a waiver by any party of the right to specific performance or any remedy for fraud with respect to this Agreement

6.12           Notwithstanding any restriction or limitation contained herein, the Shareholders jointly and severally agree to and do hereby indemnify Buyer from and against any claim or liability asserted by any former shareholder of the Company, or such shareholder’s heirs, administrators, or legal representatives, relating to any right or interest, actual or alleged, of such shareholder in any portion of the Company, or any of the Company’s assets, or the sale or redemption of such shareholder’s shares of the Company’s capital stock.

7.	CLOSING - DELIVERIES OF THE SHAREHOLDERS AND BUYER

7.1              The closing of the transactions contemplated herein (“Closing”) shall take place on such date, at such time and place, and in such manner as the parties agree. The terms “Closing” or “Closing Date” shall mean the date on which the Closing occurs. If the Closing occurs on the date of execution of this Agreement, the terms “Closing Date” and “the date hereof” shall mean the same day.

7.2              The obligations of Buyer hereunder to consummate the transactions provided for herein are subject to the fulfillment, or execution and delivery by the Shareholders, at or prior to the date hereof, of the following conditions, documents and instruments (all or any of which may be waived in writing in whole or in part by Buyer in its sole discretion):

Exhibit 10.216

7.2.1          Certificates representing all of the Stock registered in the names of the Shareholders duly endorsed for transfer on the certificates or on related stock powers, with signatures guaranteed by a bank or trust company which shall be a member of the Federal Reserve System, or acknowledged by a duly authorized notary public of the State in which the endorsement is made.

7.2.2          The minute books, stock certificate books, stock transfer books, corporate seals, books of account and all books, papers, records, correspondence and instruments of the Company.

7.2.3          Certificates dated not more than ten (10) days prior to the date hereof from the appropriate authorities of the jurisdictions in which the Company is incorporated or qualified to do business as to its existence and good standing and/or due qualification and as to the payment of any and all franchise and similar taxes due.

7.2.4          A certificate of the President and Treasurer of the Company listing all bank accounts of the Company and the names of persons authorized to withdraw funds from such accounts, and all powers of attorney granted by the Company.

7.2.5          An opinion of Rodi, Pollock, Pettker, Galbraith & Cahill, A Law Corporation, attorneys for the Shareholders, to the effect that:

(a)               the Company is a corporation duly organized, validly existing and in good standing under the law of the State of California;

(b)               the Shareholders are the record owners of all the Shares;

(c)               to the best knowledge of such counsel, the Shares owned by the Shareholders represent all the issued and outstanding capital stock of the Company;

(d)               The Shareholders have the right and authority to perform their obligations under the Agreement and to sell, assign, transfer and deliver the Shares pursuant to the Agreement under the laws of the State of California; all the Shares are validly issued, non-assessable and, to the best of such counsel’s knowledge, fully paid; the certificates representing the Shares, the Stock Powers transferring the Shares and the spousal consents from the Shareholders spouses consenting to the transaction, comply as to form with applicable law, and delivery of the certificates and the Stock Powers to Buyer will transfer the Shareholders’ ownership in the Shares to Buyer free and clear of any defects in title arising by operation of California law governing the transfer of capital stock; provided however that the foregoing is not an opinion regarding title to the Shares.

7.2.6	The assignments referred to in Section 2.11 hereof.

Exhibit 10.216

7.2.7          Written resignations, effective the date hereof, of all incumbent officers and directors of the Company as listed on Schedule “7.2.7” annexed hereto.

7.2.8	(intentionally omitted)

7.2.9          Employment Agreements with each person listed on Schedule “7.2.9” annexed hereto.

7.2.10        All consents from any governmental authority, entity or person necessary to permit transfer of any leases or other agreements, licenses, or permits without the imposition of any adverse conditions or restrictions or expenses on Buyer.

7.2.11	The Escrow Agreement.
7.2.12	The Insurance Letters referred to in Section 2.25 hereof.

7.2.13        Copies of letters from the Company’s counsel to the Company’s auditors which, during the five years ended December 31, 2004 refer to any material loss contingencies coming within the scope of paragraph 5(a) of the ABA Statement of Policy Regarding Lawyers’ Responses to Auditors’ Requests for Information and that relate to the Company.

7.2.14        The agreement regarding non-recurring items, if any, referred to in Section 1.4 hereof.

7.2.15        Payment by James Zieman of the balance of a loan made by the Company to Mr. Zieman on September 30, 2003.

7.3              The obligations of the Shareholders to consummate the transactions provided for herein are subject to the fulfillment, or execution and delivery by Buyer, at or prior to the date hereof, of each of the following conditions, documents and instruments (all or any of which may be waived in writing in while or in part by the Shareholders in their sole discretion):

7.3.1	Payment pursuant to Section 1 hereof.

7.3.2          A copy of the resolutions adopted by the Board of Directors of Buyer, certified by the Secretary or Assistant Secretary or Buyer, authorizing and approving this Agreement and the transactions contemplated hereby.

7.3.3          Employment Agreements with each person listed on Schedule 7.2.9.

7.3.4	The Escrow Agreement.

7.3.5          The agreement regarding non-recurring items, if any, referred to in Section 1.4 hereof.

Exhibit 10.216

8.	BROKERS — PAYMENT OF EXPENSES

8.1              Buyer and the Shareholders each represent and warrant that no agent, broker, investment or commercial banker, person or firm acting on behalf of the Shareholders or the Company or under the authority of the Shareholders or the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated herein.

8.2              Buyer and the Shareholders each agree to indemnify and hold the other harmless from and against any and all loss, cost, damage, claims and expense which the other may sustain or which may be asserted against the other by reason of any claim for compensation by any other person, firm or corporation introduced by the indemnifying party in connection with the transactions contemplated herein.

8.3              Fees, disbursements and expenses incurred by the Shareholders arising out of the preparation of this Agreement, and the consummation of the transactions contemplated herein, will be paid by the Company and will be allocated to the Shareholders.

9.	NON-COMPETITION - CORPORATE PROPERTY

9.1              With respect to Shareholders John B. Pollara and Eric Day, for a period of five (5) years from the date hereof, and with respect to all other Shareholders, for a period of three (3) years from the date hereof, (i) each such Shareholder agrees that he shall not, directly or indirectly, undertake to perform any services in or for, or render services to, engage or participate in, or solicit for employment or employ any employee of the Company or any of its affiliates in, or have any financial interest in, any business competitive to that of the Company as it is constituted on, or was constituted prior to, the date hereof. For the purpose hereof, a business shall be deemed competitive if it is conducted in any geographic or market area in which the Company or any of its affiliates is engaged in business during the period covered by this Section 9.1 and involves the development, design, manufacture, marketing, packaging sale or distribution of any products developed, designed, manufactured sold or distributed, or the offering of any services offered, by the Company, Buyer, or any companies affiliated with Buyer, or any products or services substantially similar thereto, or derived from, such products or services during such period; and a Shareholder shall be deemed directly or indirectly to engage in such business if he, or any member of his immediate family participates (with respect to family members, limited to the areas of manufacture, design, sales or marketing) in such business, or in any entity engaged in or which owns, such business, as an officer, director, employee, consultant, partner, individual proprietor, manager or as an investor who has made any loans, contributed to capital stock or purchased any stock. The foregoing, however, shall not be deemed to prevent any Shareholder from, directly or indirectly, investing in, or beneficially owning, securities if such class of securities is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Exchange Act of 1934, and such investment or ownership represents not more than ten (10%) per cent of the outstanding securities of such class.

9.2              Each of the Shareholders agrees that all products, packaging, inventions, designs, creations, ideas, techniques, methods, copyrightable materials that have been registered, or any portions thereof, or any improvements or modifications thereon, or any know-how or

Exhibit 10.216

procedures related thereto (whether or not patentable) of the Company, conceived, invented, discovered or executed by such Shareholder during ownership of the Shares by such Shareholder, or prior thereto, whether or not marketed or utilized by the Company, are the sole and exclusive property of the Company, without additional compensation payable to such Shareholder therefor, and have not been, and will not be, divulged, published, revealed or made available to any person, firm, association, corporation or other entity. Each Shareholder hereby assigns, and agrees to assign, to the Company or its nominee all his right, title and interest in any of the foregoing, and whenever requested to do so by the Company, the Shareholder shall execute any and all patent applications, assignments or other transfer instruments which the Company shall deem necessary to apply for and obtain Letters of Patent of the United States or any foreign country, or other applicable trade secret protection, or to otherwise confirm and protect the Company’s interest in and ownership of all of the foregoing. Each Shareholder represents that he has not retained copies of any documents, plans or papers evidencing any of the foregoing.

9.3              Each of the Shareholders hereby represents and warrants that he has not divulged, prior to the date hereof, nor shall he divulge subsequent to the date hereof (except as required by law), to any person, firm, association, corporation or other entity any information with respect to the business of the Company known to such Shareholder that may reasonably be regarded as proprietary information.

10.	ADDITIONAL PROVISIONS

10.1           Buyer and the Shareholders shall execute and deliver or cause to be executed and delivered to the other such further instruments, documents and conveyances and shall take such other action as may be reasonably required to more effectively carry out the terms and provisions of this Agreement and to consummate the transactions contemplated herein.

10.2           This Agreement shall be binding upon and inure to the benefit of Buyer, and its successors and assigns, and shall be binding upon and inure to the benefit of the Shareholders and their personal representatives and heirs. This Agreement shall not be assignable by either party without the prior written consent of the other; provided, however, that Buyer may assign this Agreement to a subsidiary or affiliate of Buyer in which event Buyer shall remain liable for all liabilities and obligations undertaken by it in this Agreement.

10.3           This Agreement and the documents referred to herein constitute the whole agreement among the parties, and there are no terms other than are contained herein or therein. Buyer and the Shareholders have made no representations or warranties other than as set forth herein, including in the Exhibits and Schedules hereto and the documents delivered pursuant hereto. No variation hereof or thereof shall be deemed valid unless by full performance by the parties hereto or by a writing signed by the parties hereto.

10.4           This Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of laws, including but not limited to matters of construction, validity and performance. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Central District of California located in Los Angeles over any suit, action or proceeding arising out of or relating to this

Exhibit 10.216

Agreement or, in the absence of the minimum jurisdictional amount, the highest court of general jurisdiction of the State of California located in Los Angeles. Each party hereby irrevocably waives to the fullest extent permitted by law, (i) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court, or (ii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgement in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgement.

10.5           No notice, request, demand, instruction, or other document to be given hereunder to any party shall be effective for any purpose unless personally delivered, or delivered by commercial overnight delivery service, or sent by certified or registered mail, return receipt requested, to the appropriate address, or transmitted by telecopier to the number provided herein. Notices that are mailed shall be deemed to have been given on the third day following deposit of same in any United States Post Office mailbox in the state to which the notice is addressed or on the fourth day following deposit in any such post office box other than in the state to which the notice is addressed, postage prepaid, addressed as set forth herein. Notices sent via commercial overnight delivery service shall be deemed to have been given the next business day after deposit with the commercial delivery service. Notices that are transmitted via telecopier shall be deemed to have been given the business day transmitted, if transmitted before 3:00 p.m. recipient’s time, and on the next business day, if transmitted after 3:00 p.m. recipient’s time, as evidenced by a telecopier confirmation of successful transmission. The addresses and telecopier numbers for the purposes of this paragraph may be changed by giving written notice of such change in the manner herein provided for giving notice. The initial address and telecopier numbers for notice are as follows:

To Buyer:	Lippert Components, Inc. 2766 College Avenue Goshen, IN 46528 Phone: (574) 535-2085 Fax: (574) 535-2091 Attention: President

Exhibit 10.216

- copy to –

Drew Industries Incorporated

200 Mamaroneck Avenue

White Plains, New York 10601

Attention: President

Phone: (914) 428-9098

Fax: (914) 428-4581

-and-

Harvey F. Milman, Esq.

Phillips Nizer LLP

666 Fifth Avenue

New York, N.Y. 10103-0084

Phone: (212) 841-0746

Fax: (212) 262-5152

To the Shareholders:	To the address for such Shareholder on Schedule “1”
- copy to –
Rodi, Pollock, Pettker, Galbraith & Cahill, A Law Corporation 444 South Flower Street, Suite 1700 Los Angeles, CA 90071 Attn: William R. Christian, Esq. Phone: (213) 895-4900 Fax: (213) 895-4921

10.6           This Agreement may be executed in counterparts, manually or electronically, each of which shall be an original, but all of which shall be deemed to be one and the same instrument.

10.7           The headings in this Agreement are for the convenience of reference only, and shall not affect in any manner any of the terms or provisions hereof. For purposes of this Agreement, where applicable, the masculine gender shall also include the feminine gender.

10.8           Whether or not the transactions contemplated herein are consummated, each of parties hereto shall be solely liable for the fees and expenses incurred by such party’s attorneys, accountants and other representatives in connection with the preparation of this Agreement, the documents deliverable hereunder and any investigation or examination authorized herein.

10.9           In the event of any proceeding involving a claim or dispute arising under this Agreement, the prevailing party (by motion, on the merits, or otherwise) shall be entitled to recover, in addition to any remedy awarded in such proceeding, all costs and expenses, including actual attorneys fees, incurred by the prevailing party in such proceeding.

Exhibit 10.216

11.	POST CLOSING OBLIGATIONS

11.1           The parties acknowledge that, for purposes of federal, California and other state income tax laws by which the Company is taxed as an S corporation, the Subchapter S election of the Company will terminate upon the Closing, and that such termination of the Subchapter S election will result in a short Subchapter S termination year for the Company ending on the Closing Date, with profits and losses calculated on the basis of the books and records of the Company on the Closing Date. The parties also acknowledge that a short Subchapter C year will result for the Company for a period following the Closing Date. The parties agree to make available to each other relevant books and records and cooperate in the preparation of relevant financial data and income tax returns reflecting the Subchapter S termination year and the short Subchapter C year.

11.2           The Shareholders shall timely file all Tax Returns, and pay all taxes (excluding sales taxes) due, with respect to the Company for the period January 1, 2004 through the Closing Date, and Buyer agrees to cooperate with the Shareholders and make available to the Shareholders all information, books and records, and documents necessary for the preparation of such Tax Returns. All such Tax Returns will be submitted to Buyer for review prior to filing.

11.3           The preparation and filing of all Tax Returns of the Company for periods ending after the Closing Date shall be the obligation of Buyer. Each of Buyer and the Shareholders acknowledges and agrees that it shall not amend any tax returns of the Company or the Shareholders that take any position inconsistent with such returns for any taxable period prior to the Closing Date without the prior written consent of the other party, unless such amendment results from adjustments made by any governmental taxing authority. Buyer shall be entitled to participate in any audits or other tax-related proceedings by any federal, state or local taxing authority of Tax Returns of the Company for taxable periods prior to the Closing Date. Any tax liability (excluding sales tax liability) of the Company arising from adjustments made by taxing authorities with respect to taxable periods prior to the Closing Date shall be the sole liability and obligation of the Shareholders, and Buyer shall be indemnified in full by the Shareholders therefor.

11.4           After the Closing Date, Buyer will retain the Company’s books and records in a commercially reasonable manner, and the Shareholders and their representatives shall have reasonable access to all books, records and other documentation of the Company to the extent that such access may reasonably be required by them in connection with complying with applicable tax return filing obligations or maintaining or defending a claim for indemnification pursuant to this Agreement. Access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. If Buyer desires to dispose of any such books, records, contracts or documents of and relating to the Company for the period prior to the Closing Date, Buyer shall, prior to such disposition, give the Shareho lders reasonable opportunity to segregate and remove such books and records as the Shareholders may select.

Exhibit 10.216

11.5           If, as a result of a Federal or state tax audit subsequent to the Closing Date it is determined that the income taxes due from the Shareholders resulting from the election to treat the sale of the Shares to Buyer pursuant to this Agreement as an asset sale under Code Section 338(h)(10), (i) exceed the income taxes actually paid by the Shareholders, Buyer shall pay such excess, but only to the extent of such excess, to the Shareholders, or (ii) are less than the income taxes actually paid by the Shareholders, promptly upon receipt of refund for such excess taxes, the Shareholders shall pay to Buyer the amount of such refunded excess.

[Signature Page follows]

Exhibit 10.216

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Shareholders:

/s/ Ronald J. Anderson

Ronald J. Anderson

/s/ Manuel Baca

Manuel Baca

/s/ William Boyles

William Boyles

/s/ Eric Day

Eric Day

/s/ John B. Pollara

John B. Pollara

/s/ Curtis L. Strong

Curtis L. Strong

/s/ James E, Zieman

James E. Zieman

Buyer:

Lippert Components, Inc.

By:  /s/Leigh J. Abrams, VP